SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[x]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         The Immune Response Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:
            ____________________________________________________________________

      2)    Aggregate number of securities to which transaction applies:
            ____________________________________________________________________

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            ____________________________________________________________________

      4)    Proposed maximum aggregate value of transaction:
            ____________________________________________________________________

      5)    Total fee paid:
            ____________________________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:
            ____________________________________________________________________

      2)    Form, Schedule or Registration Statement No.:
            ____________________________________________________________________

      3)    Filing Party:
            ____________________________________________________________________

      4)    Date Filed: _____________, 2002

                         THE IMMUNE RESPONSE CORPORATION


                                5935 DARWIN COURT
                               CARLSBAD, CA 92008
                                 (760) 431-7080


                                                               February __, 2002

Dear Stockholder:

         You are cordially invited to attend a special meeting of the stockholders of The Immune Response Corporation which will be held on April 2, 2002 at 9:00 a.m., Pacific Time, at our offices at 5935 Darwin Court, Carlsbad, California, 92008. The Board of Directors and management look forward to seeing you at the meeting.

         This special meeting is being called to seek stockholder approval of Proposal 1 in the accompanying Proxy Statement for the purposes of the Rules of the National Association of Securities Dealers, Inc. ("NASD"). Proposal 1 asks the stockholders to:

         o approve the recently completed private placements of notes convertible into shares of common stock and warrants to purchase common stock to parties affiliated with a director of the Company, and

         o approve the issuance of additional warrants and notes to a party affiliated with a director of the Company.

         Approval of this proposal is imperative to the Company's financial well being. As described more fully in the accompanying Proxy Statement, we are seeking your approval of Proposal 1 for the purpose of complying with the NASD Rules.

         In the event that we do not receive approval of Proposal 1, the Board of Directors believes that an important source of funding for the Company's product development and continued financial viability will be lost. If Proposal 1 is not approved, the Company will need to seek out new investors who, even if they agree to fund the Company, may offer less advantageous financing terms. In addition, the time consumed in finding these investors will put additional strain on our cash position. Your Board of Directors recommends a vote FOR Proposal 1.

         The formal notice of the Special Meeting and the Proxy Statement have been made a part of this invitation.

         After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the enclosed prepaid envelope, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE SPECIAL MEETING IN PERSON.

         Your prompt attention to this proposal is greatly appreciated and we recommend that you vote FOR Proposal 1.


                               Sincerely yours,

                               /s/ DENNIS J. CARLO


                               Dennis J. Carlo
                               President and Chief Executive Officer

                         THE IMMUNE RESPONSE CORPORATION

                             ----------------------

                    Notice of Special Meeting of Stockholders
                            To be held April 2, 2002

                             ----------------------


To the Stockholders of The Immune Response Corporation:

         A Special Meeting of Stockholders of The Immune Response Corporation, a Delaware corporation (the "Company"), will be held at The Immune Response Corporation's offices at 5935 Darwin Court, Carlsbad, California, 92008 on
April 2, 2002 at 9:00 a.m., Pacific Time, for the following purposes:

         1. To approve for the purposes of the National Association of Securities Dealers, Inc. Rules 4350(i)(1)(A), 4350(i)(1)(D) and 4350(i)(1)(B)
the issuance of the Company's common stock issuable on the conversion or exercise, respectively, of notes and warrants previously sold, and proposed to be sold, pursuant to the note purchase agreement with Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership as described in the accompanying Proxy Statement. Mr. Kimberlin is a director and principal stockholder of the Company.

         2. To transact such other business as may properly come before the Special Meeting and any adjournment of the Special Meeting.

         Only stockholders of record at the close of business on February 12, 2002 are entitled to notice of and to vote at the Special Meeting and any adjournment thereof. A complete list of stockholders entitled to vote at the Special Meeting will be available during normal business hours at the Secretary's office, 5935 Darwin Court, Carlsbad, California, 92008, for ten days before the meeting.

         The Board of Directors, with Mr. Kimberlin abstaining, unanimously recommends a vote for approval of Proposal 1.

         It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly mark, sign, date and return the enclosed proxy. This will not limit your right to attend or vote at the meeting.


                             By Order of the Board of Directors

                             /s/ HOWARD SAMPSON

                             Howard Sampson
                             Vice President, Finance,
                             Chief Financial Officer, Secretary and Treasurer


February __, 2002

                         THE IMMUNE RESPONSE CORPORATION

                                5935 DARWIN COURT
                               CARLSBAD, CA 92008

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 2, 2002

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation ("IRC," the "Company" or "us"), of proxies in the accompanying form to be used at the Special Meeting of our Stockholders to be held at our offices at 5935 Darwin Court, Carlsbad, California, 92008, on April 2, 2002 at 9:00 a.m., Pacific Time, and any postponement or adjournment thereof (the "Special Meeting"). The shares represented by the proxies received in response to this solicitation and not properly revoked will be voted at the Special Meeting in accordance with the instructions therein. A stockholder who has given a proxy may revoke it at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. On the matters coming before the Special Meeting for which a choice has been specified by a stockholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted "FOR" approval of Proposal 1 referred to in the Notice of Special Meeting and described in this Proxy Statement.

         Stockholders of record at the close of business on February 12, 2002 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. As of the close of business on that date, we had 35,572,099 shares of common stock outstanding. The presence in person or by proxy of the holders of a majority of our outstanding shares constitutes a quorum for the transaction of business at the Special Meeting. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

         The proposal submitted for stockholder approval at the Special Meeting will be decided by the affirmative vote of the majority of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal. Abstentions with respect to the proposal are treated as shares present or represented and entitled to vote on the proposal and thus have the same effect as negative votes. If a broker which is the record holder of shares indicates on a proxy that it does not have discretionary authority to vote on the proposal as to such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to the proposal, these non-voted shares will be counted for quorum purposes but are not deemed to be present or represented for purposes of determining whether stockholder approval of the proposal has been obtained. The shares of the Company's common stock issuable on the conversion or exercise, respectively, of the notes and warrants previously sold to Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership will not be voted on Proposal 1. The Board of Directors, with Mr. Kimberlin abstaining, unanimously recommends a vote for approval of Proposal 1.

         The expense of printing, mailing proxy materials and solicitation of proxies will be borne by us. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the common stock. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $25,000. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and other employees by personal interview, telephone, electronic mail or facsimile.

         This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about February 28, 2002.

                                    IMPORTANT

--------------------------------------------------------------------------------
         Please mark, sign and date the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that, whether or not you intend to be
         present at the Special Meeting, your shares can be voted.
         This will not limit your rights to attend or vote at the
         Special Meeting. Stockholders attending the meeting whose
         shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their
         ownership of shares.
--------------------------------------------------------------------------------

                                   PROPOSAL 1

       APPROVAL FOR THE PURPOSES OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. RULES 4350(I)(1)(A), 4350(I)(1)(D) AND 4350(I)(1)(B) OF
    THE ISSUANCE OF THE COMPANY'S COMMON STOCK ISSUABLE ON THE CONVERSION OR EXERCISE, RESPECTIVELY, OF NOTES AND WARRANTS PREVIOUSLY SOLD, AND PROPOSED
    TO BE SOLD, PURSUANT TO THE NOTE PURCHASE AGREEMENT WITH KEVIN KIMBERLIN PARTNERS, L.P. AND OSHKIM LIMITED PARTNERSHIP AS DESCRIBED IN THIS PROPOSAL 1

Summary of Private Placements

         On November 9, 2001, we entered into a note purchase agreement (the "Note Purchase Agreement"), with Kevin Kimberlin Partners, L.P. ("KKP") which was subsequently amended to add Oshkim Limited Partnership ("Oshkim") as a party, and provided for the sale of notes and warrants in multiple-stage private placements. At the initial closing on November 9, 2001 (the "November Closing"), we issued to KKP a note with a discounted conversion price which is convertible into 1,733,703 shares of common stock and a warrant with a fair market exercise price, to purchase 1,733,703 shares of common stock in exchange for gross proceeds of $2.0 million.

         At a subsequent closing on February 14, 2002 (the "February Closing"), we issued to Oshkim a note with a conversion price equal to 112.5% of the average closing bid prices for our common stock for the five consecutive trading days ending the trading day prior to the date of the issuance of the note, which is convertible into 1,716,001 shares of common stock and a warrant, with a fair market exercise price, to purchase 1,716,001 shares of common stock in exchange for gross proceeds of $2.0 million.

         The terms of the notes and warrants issued at the November and February Closings, and those which may be issued at subsequent closings, are described in more detail below.

         The disinterested members of our Board of Directors approved the terms of the private placements of notes and warrants to KKP and Oshkim. Kevin Kimberlin, a member of our Board of Directors, abstained in the vote by the Board of Directors to approve these private placements because he is an affiliate of KKP and Oshkim. Please see "Interest of Certain Persons" under this Proposal 1.

Why We Need Stockholder Approval

         Because our common stock is traded on The Nasdaq National Market ("Nasdaq"), we are subject to certain Rules of the National Association of Securities Dealers, Inc. ("NASD"). The Board of Directors has submitted this Proposal 1 to the stockholders for approval because Nasdaq has advised us that the NASD Rules require us to receive stockholder approval of the sale of the notes and warrants pursuant to the Note Purchase Agreement.

         Under NASD Rule 4350(i)(1)(A), Nasdaq-listed companies must obtain stockholder approval of a plan or arrangement under the following paragraph (the "Insider Rule"):

         "when a stock option or purchase plan is to be established or other arrangement made pursuant to which stock may be acquired by officers or directors, except for warrants or rights issued generally to security holders of the company or broadly based plans or arrangements including other employees (e.g. ESOPs). In a case where the shares are issued to a person not previously employed by the company, as an inducement essential to the individual's entering into an employment contract with the company, shareholder approval will generally not be required. The establishment of a plan or arrangement under which the amount of securities which may be issued does not exceed the lesser of 1% of the number of shares of common stock, 1% of the voting power, or 25,000 shares will generally not require shareholder approval."

Nasdaq has informed us that it has an unpublished interpretation of the Insider Rule which, in Nasdaq's view, establishes that the term "other arrangement" applies to arrangements which are not compensatory, such as capital raising transactions. Furthermore, pursuant to its unpublished interpretation, Nasdaq has advised us that it requires stockholder approval only for "other arrangements" in which the issuance of securities to officers and directors is at a discount to the prevailing market price in excess of the lesser of 1% of the number of shares outstanding, 1% of the voting power outstanding or 25,000 shares. Nasdaq has further informed us that it interprets the issuance of the notes and warrants pursuant to the Note Purchase Agreement as an "arrangement" pursuant to which stock may be acquired by officers or directors that would trigger the

Insider Rule. We dispute Nasdaq's interpretation that the Insider Rule applies to the private placement to KKP and Nasdaq's "rule making" mechanism for reaching that conclusion. Nevertheless, we are seeking this approval to address Nasdaq's application of the Insider Rule to the November Closing and potential subsequent closings with KKP and Oshkim. We therefore are seeking the approval by our stockholders for the issuance and sale of the notes and warrants in all closings pursuant to the Note Purchase Agreement to satisfy the Insider Rule.

         Under NASD Rule 4350(i)(1)(D), companies whose securities are traded on Nasdaq must obtain stockholder approval for the issuance of securities in a private offering of common stock at a price less than the greater of the book or market value per share of the stock, if the issuance amounts to 20% or more of the common stock or 20% or more of the voting power of a company outstanding before the issuance ("20% Rule").

         As of November 9, 2001, we had issued and outstanding 35,119,186 shares of common stock. The shares issuable upon conversion and exercise of the notes and warrants issued to KKP and Oshkim at the November and February Closings represent approximately 19.7% of our outstanding shares (assuming that the warrants are exercised in full and that the notes convert fully into common stock) at the time of the November Closing. In addition, potential anti-dilution adjustments to the notes and warrants sold in the placements to KKP and Oshkim may increase the number of shares issuable on conversion or exercise of the respective notes and warrants. The average purchase price of the shares issuable to KKP and Oshkim in connection with the November and February Closings is less than the average market value per share of our common stock at the time of those respective closings.

         The approval sought under Proposal 1 will be effective to satisfy the required stockholder approval under the 20% Rule. We therefore are seeking the approval by our stockholders for the issuance and sale of the notes and warrants in all closings pursuant to the Note Purchase Agreement to satisfy the 20% Rule.

         Under NASD Rule 4350(i)(1)(B), Nasdaq-listed companies must obtain stockholder approval for any issuance of securities that would result in a change of control (the "Control Rule"). KKP and Oshkim and their affiliates would beneficially own in excess of 21.4% of our outstanding common stock upon completion of subsequent closings pursuant to the Note Purchase Agreement (assuming that the notes convert into common stock and the warrants are exercised in full). If the issuance of the notes and warrants were construed to result in a change of control, the approval sought under Proposal 1 would be effective to satisfy the required stockholder approval under the Control Rule. We therefore are seeking the approval by our stockholders for the issuance and sale of the notes and warrants in all closings pursuant to the Note Purchase Agreement to satisfy the Control Rule.

         Under the NASD Rules, the minimum vote which will constitute stockholder approval of Proposal 1 for the purposes of the Insider Rule, the 20% Rule and the Control Rule shall be a majority of the total votes present in person or represented by proxy. While it is not relevant to this vote because KKP and Oshkim had not converted the notes or exercised the warrants issued in the November and February Closings prior to the Record Date, Nasdaq has informed us that the votes of any shares issued or issuable to KKP and Oshkim pursuant to the Note Purchase Agreement shall be excluded from the vote on Proposal 1 pursuant to the NASD Rules.

Impact if Proposal 1 is Not Approved

         The maturity date of the note issued in the November Closing is May 5, 2002. If we obtain stockholder approval of Proposal 1, then the maturity date will be extended to November 9, 2004. At present we do not have enough funds to pay the note when due on May 5, 2002. A failure to pay the note when due on the maturity date would lead to an event of default under the Note Purchase Agreement and entitle KKP and Oshkim to foreclose on our intellectual property pledged as security pursuant to our November 9, 2001 Intellectual Property and Security Agreement with KKP and Oshkim, as amended by Amendment No. 1 dated February 14, 2002 (the "Security Agreement").

         In the event that we do not receive stockholder approval of this Proposal 1, and if adjustments in the conversion and exercise prices of the notes and warrants occur that increase the percentage ownership of KKP and Oshkim above the 20% threshold referenced above or to a level deemed a change of control, we would not be in compliance with the 20% Rule or Control Rule, respectively. In that event, our common stock could be delisted from the Nasdaq.

         A failure to obtain stockholder approval of Proposal 1 could likely also have adverse effects under the Note Purchase Agreement. In the event that the conversion price of the notes or the exercise price of the warrants adjust and cause the number of shares issuable upon the conversion of the notes and the exercise of the warrants to equal or exceed 20% of our issued and outstanding shares as of November 9, 2001, we are obligated to obtain stockholder approval under the 20% Rule within 120 days of the date of the adjustment. In the event that we do not obtain stockholder approval within the requisite time period, (i) any portion of the notes that cannot convert into common stock without triggering a violation of the 20% Rule shall be immediately due and payable and (ii) if we issue securities without consideration or for a consideration per share less than the conversion and exercise prices, respectively, of the notes and warrants then we will be required to issue additional, highly dilutive warrants to KKP and Oshkim.

         In addition, if we are unable to obtain stockholder approval of Proposal 1, we will be unable to complete any subsequent closings under the Note Purchase Agreement. If we cannot raise additional funds by completing subsequent closings under the Note Purchase Agreement, we will be forced to look for sources of alternative funding which, even if available, may be on substantially less favorable terms. If such alternative financings are on less favorable terms they may cause additional anti-dilutive adjustments to the notes and warrants.

         If we are unsuccessful in obtaining additional funding, or if the terms of such funding are onerous, it could cause us to:

         o scale back or eliminate some or all of our research and development programs,

         o license to third parties products or technologies that we would otherwise seek to develop ourselves, or

         o  cease operations.

         Furthermore, if we are unsuccessful in obtaining additional funding, or if the terms of such funding are onerous, we may be unable to maintain the minimum bid price required for our shares to comply with the minimum listing requirements of the NASD Rules and our common stock could be delisted from Nasdaq.

Background of the Transaction

         As a result of discussions regarding our capital requirements and the uncertainty in the financial markets generally, our management and our Board of Directors determined that we should raise additional capital through the sale of equity securities to address our short-term working capital needs. Kevin Kimberlin, a member of our Board of Directors and a partner of each of KKP and Oshkim, indicated that KKP would be willing to finance us if we were unable otherwise to obtain financing on acceptable terms. The disinterested members of the Board of Directors authorized our Chief Financial Officer to seek such financing and negotiate with KKP and other potential investors.

         In the second and third quarters of 2001, our Chief Financial Officer had numerous discussions with a number of potential investors, including KKP, regarding potential financing transactions. Our Chief Financial Officer considered proposals to purchase convertible preferred stock, convertible debt or common stock, each accompanied with warrants to purchase common stock. Numerous variations of equity and debt financing transactions involving warrants were available at more favorable terms prior to September 11, 2001 than were available after September 11, 2001. After September 11, 2001, investors waited until market stabilization occurred prior to engaging in financing discussions. Once financing discussions resumed, the amount investors were willing to finance had decreased and the terms were less favorable. It was at that time that discussions began with KKP that culminated in the KKP and Oshkim financings.

         The advantages in the KKP and Oshkim financings included a larger initial financing and the possibility of additional financing, a lengthier period before having to register the underlying shares, less onerous anti-dilution provisions in the event of future financings priced below the applicable closing prices and few outside transaction costs. The disinterested members of the Board of Directors considered the effects of a further investment in us by KKP and Oshkim, balancing the need for capital against further concentrating ownership by Kevin Kimberlin and his affiliates and potentially placing KKP and Oshkim in control or in effective control of us. Based on financing options available to us, at a meeting of the Board of Directors on October 22, 2001, the disinterested directors authorized us to enter into the Note Purchase Agreement.

         After additional negotiations regarding certain of the non-financial terms of the Note Purchase Agreement, we entered into the Note Purchase Agreement.

The November and February Closings Pursuant to the Note Purchase Agreement

         On November 9, 2001, we entered into the Note Purchase Agreement with KKP for the sale of promissory notes convertible into common stock and warrants to purchase common stock in a multiple-stage private placement. Pursuant to the Security Agreement, the payment of the note was secured by our intellectual property. Please see

"Interest of Certain Persons" under this Proposal 1. Similar notes and warrants may be sold in subsequent closings pursuant to the Note Purchase Agreement. The terms of the notes and warrants issued in the November and February Closings and issuable in subsequent closings as well as the Security Agreement are described in more detail below.

         Amendment to Stockholder Rights Agreement. Our Stockholder Rights Plan provides for the distribution of a preferred stock purchase right (a "Right") as a dividend for each share of our common stock of record held at the close of business on March 12, 1992, as well as all future stock issuances. Under certain conditions involving an acquisition by any person or group of 15% or more of the common stock, the Rights permit the holders (other than the 15% holder) to purchase the Company's common stock at a 50% discount upon payment of an exercise price of $150 per Right. In addition, in the event of certain business combinations, the Rights permit the purchase of the common stock of an acquirer at a 50% discount. Under certain conditions, the Rights may be redeemed by the Board of Directors in whole, but not in part, at a price of $.01 per Right. The Rights have no voting privileges and are attached to and automatically trade with the Company's common stock. The Rights expire February 26, 2002.

         As a result of the potential acquisition of additional shares by KKP we amended our Stockholder Rights Plan to provide that the completion of the transactions described in the Note Purchase Agreement would not result in the separation of the Rights from our common stock. The amendment to our Stockholder Rights Plan was filed as an exhibit to our Current Report on Form 8-A/A, filed with the Securities and Exchange Commission ("SEC") on December 26, 2001.

         Section 203. In general, Section 203 of the Delaware corporation statute prohibits an "interested stockholder" from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. An "interested stockholder" is generally defined as a person holding 15% or more of a corporation's outstanding voting stock. A "business combination" is defined in the Delaware corporation statute. The provision is not applicable when prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved the transactions that resulted in KKP and Oshkim becoming interested stockholders. In accordance with and for the purposes of the exception to
Section 203 and prior to the November Closing, our Board of Directors, with Mr. Kimberlin abstaining, unanimously approved us entering into the Note Purchase Agreement and consummating the transactions thereunder.

Subsequent Closings Pursuant to the Note Purchase Agreement

         The Note Purchase Agreement provides for subsequent closings at which we would sell additional notes convertible into common stock and additional warrants to purchase shares of our common stock. The obligation of KKP or Oshkim to purchase such additional notes and warrants is subject to the conditions set forth in the Note Purchase Agreement and our achievement of certain milestones to be set forth in a milestone schedule which we are negotiating with KKP and Oshkim (the "Milestone Schedule"). If we issue additional notes and warrants in subsequent closings which would cause us to not be compliant with the 20% Rule or Control Rule, then we would be required to seek stockholder approval of the issuances pursuant to the 20% Rule. Your approval of this Proposal 1 will effectively act as this approval. However, there can be no assurances that subsequent closings will be consummated.

Summary of the Terms of the Agreements

         The principal terms of the financing with KKP and Oshkim are set forth below. Copies of (i) the Note Purchase Agreement; (ii) the Secured Convertible Promissory Note issued on November 9, 2001 at the November Closing; (iii) the form of Warrant Agreement issued on November 9, 2001 at the November Closing; and (iv) the Security Agreement, were filed as exhibits to our Current Report on Form 8-K, filed with the SEC on November 14, 2001. Copies of (i) Amendment No. 1 to the Note Purchase Agreement; (ii) the Secured Convertible Promissory Note issued on February 14, 2002 at the February Closing; (iii) the form of Warrant Agreement issued on February 14, 2002 at the February Closing; and (iv) Amendment No. 1 to the Security Agreement were filed as exhibits to our Current Report on Form 8-K, filed with the SEC on February 14, 2002. The financing documents filed as exhibits to our Current Reports on Form 8-K, filed with the SEC on November 14, 2001 and February 14, 2002 are referred to collectively as the "Financing Documents." You are encouraged to review the full text of the Financing Documents. The following summary is qualified in its entirety by reference to the more detailed terms set forth in the Financing Documents.

         You may obtain copies of the Financing Documents without charge upon written or oral request to the Secretary, The Immune Response Corporation, 5935 Darwin Court, Carlsbad, California, 92008, telephone number (760) 431-7080.

Note Purchase Agreement

         General. Pursuant to the Note Purchase Agreement, we sold to (i) KKP at the November Closing a note which is convertible into an aggregate of 1,733,703 shares of common stock and a warrant exercisable for up to 1,733,703 shares of common stock and (ii) to Oshkim at the February Closing a note which is convertible into an aggregate of 1,716,001 shares of common stock and a warrant exercisable for up to 1,716,001 shares of common stock. The notes and warrants issued at the November and February Closings are described in further detail below. We received gross proceeds of $4.0 million in connection with the November and February Closings. We may also issue additional notes and additional warrants in subsequent closings as described below.

         Covenants of IRC and KKP and Oshkim. Under the terms of the Note Purchase Agreement, we, KKP and Oshkim agreed to a number of covenants, including, but not limited to (i) negotiating the terms of the Milestone Schedule, (ii) our execution of UCC-1 financing statements, and any other documents and to take any other actions necessary to perfect or continue the perfection of KKP and Oshkim's security interest in our intellectual property under the Security Agreement and (iii) our calling and holding a meeting of our stockholders to approve the issuances to KKP and Oshkim in the event that a conversion adjustment pursuant to the notes or an exercise adjustment of the warrants would result in a violation of the 20% Rule. Under the terms of the Security Agreement, we may not issue any debt senior to the debt evidenced by the notes issued in any closing under the Note Purchase Agreement.

         Restrictions on Transfer. KKP and Oshkim have agreed not to sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any notes, warrants, or shares of common stock issuable upon conversion of the notes or exercise of the warrants unless (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") and registration and qualification of the underlying shares, or (ii) such holder provides us with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the securities may be made without registration under the Securities Act. Subject to securities law restrictions, and the terms of the Note Purchase Agreement and the Security Agreement, the notes and warrants may be transferred to an affiliate of KKP or Oshkim. Any transfer by KKP or Oshkim to other than an affiliate or any transfer by a KKP or Oshkim affiliate which has received such a transfer from KKP or Oshkim shall not be made to one of our competitors and must involve the transfer of not less than 25% of the notes absent our consent, not to be unreasonably withheld.

         Registration Rights Provisions. Pursuant to the registration rights provisions of the Note Purchase Agreement, we have agreed to file with the SEC at any time on or after May 9, 2002, and upon demand by KKP or Oshkim, a registration statement for registering under the Securities Act all of the shares of our common stock that are issuable to KKP or Oshkim upon conversion of the notes and exercise of the warrants, subject to the following limitations:

         o We shall not be required to file a registration statement if the reasonably anticipated aggregate price of the securities to be registered and offered to the public shall not exceed $500,000, and

         o We shall be obligated to register securities pursuant to a request by KKP or Oshkim on two occasions only, unless we are eligible to file a registration statement on Form S-3, in which case we shall be obligated to register securities on three occasions.

In addition, the Note Purchase Agreement provides that if we register securities under the Securities Act for our own account or the account of others, we must upon KKP or Oshkim's request include any shares issued upon conversion of the notes or warrants, subject to the following limitations:

         o The number of KKP and Oshkim's shares to be included in the offering may be reduced if the offering is underwritten and if the managing underwriter requests a reduction in writing, and

         o KKP and Oshkim shall not receive these "piggy-back" registration rights in the event that we offer securities on a Form S-4 or a Form S-8 in connection with an acquisition of an entity or in connection with a stock option or other employee benefit plan.

         Conditions for Subsequent Closings. The obligation of KKP, Oshkim and IRC to complete the sale of notes and related warrants in each subsequent closing is subject to fulfillment of certain conditions including, but not limited to, the following:

         o We shall have provided written evidence that we achieved the relevant milestones set forth in the Milestone Schedule on or before the applicable date that such milestone has to be achieved, and

         o If the transaction would result in us not complying with the 20% Rule or the Control Rule, the transaction shall have been approved by our stockholders as required by the NASD Rules.

         Events of Default. We will be deemed in default under the terms of Note Purchase Agreement in the event that we fail to pay the principal of any of the notes within three business days of its due date, made or are deemed to have made a materially incorrect representation or warranty in the Financing Documents or default in a material way in the performance of our duties under any Financing Document. In addition, we shall be deemed in default under the Note Purchase Agreement if we seek bankruptcy protection, have bankruptcy proceedings initiated against us or are unable to pay our bills as they come due.

         Amendment No. 1 to the Note Purchase Agreement. After the November Financing and before the February Financing, we had several discussions with Nasdaq and KKP with respect to Nasdaq's concerns about whether we were in compliance with the Insider Rule and whether additional financings under the Note Purchase Agreement would be in compliance with the Insider Rule, 20% Rule and Control Rule. As a result of these discussions, we entered into Amendment No. 1 to the Note Purchase Agreement with KKP and Oshkim on February 14, 2002 ("Amendment No. 1"). Amendment No. 1 added Oshkim as a party to the Note Purchase Agreement and allowed us to issue the note and warrant in the February Closing to Oshkim on different terms than the note and warrant issued in the November Closing so that the issuance would be in compliance with the Insider Rule, 20% Rule and Control Rule. The terms of the note and warrant issued in the February Closing are described in detail below. Amendment No. 1 also changed the maturity date of the note issued in the November Closing, as described in detail below.

Promissory Notes

         The notes issued pursuant to the Note Purchase Agreement accrue interest at a rate of 8% per year. The note issued in the November Closing will mature on May 5, 2002 unless we obtain stockholder approval of Proposal 1, in which case the maturity date will be extended to November 9, 2004, the three-year anniversary of its issuance. The note issued in the February Closing and any note which potentially may be issued in any subsequent closings will mature on the three-year anniversary of their respective issuance dates. The initial conversion price for the shares of common stock issued upon conversion of the note issued at the November Closing is $1.1536 per share. The initial conversion price for the shares of common stock issued upon conversion of the note issued at the February Closing is $1.1655 per share. The conversion price of the note issued in the February Closing is equal to 112.5% of the average closing bid prices for our common stock for the five consecutive trading days ending the trading day prior to the date of the February Closing. The principal and any accrued and unpaid interest on any notes issued in any subsequent closing shall initially be convertible into our common stock at a price per share equal to 80% of the average closing bid prices for our common stock for the ten consecutive trading days ending the trading day prior to the date such additional note is issued. The conversion price of the notes shall adjust for stock splits, recapitalizations, recombinations, and stock dividends. The conversion price of the notes shall also be reduced pursuant to a fully-weighted average adjustment in the event we issue securities without consideration or for a consideration per share of less than the then-applicable conversion price of such note. Notwithstanding the foregoing, any potential fully-weighted average adjustment to the conversion price of the note issued in the February Closing will not be effective, to the extent that such adjustment would not be in compliance with NASD Rule 4350(i), unless we receive stockholder approval of Proposal 1. Such ineffective adjustments to the conversion price, if any, shall be carried forward and shall be made upon approval of Proposal 1.

         In the event of a downward adjustment to the applicable conversion price of the notes, more shares of our common stock will therefore be issuable upon subsequent conversion of the notes than would be issuable prior to such adjustment. Stockholder approval being sought hereby will constitute consent to such issuance in the event they cause the aggregate number of shares of our common stock issuable on conversion of the notes to equal or exceed the number of shares permitted by the 20% Rule or the Control Rule.

Warrant Terms

         The initial purchase price for the shares of common stock issuable upon exercise of the warrant issued at the November Closing is $1.4420 per share. The initial purchase price for the shares of common stock issuable upon exercise of the warrant issued at the February Closing is $1.036 per share. The exercise price of the warrant issued in the February Closing which is equal the average of the closing bid prices for our common stock for the five consecutive trading days ending the trading day prior to the February Closing. At each subsequent closing Oshkim shall receive additional warrants. The number of shares of common stock that may be purchased upon exercise of an additional warrant shall equal the face value of the corresponding note issued in the subsequent closing divided by the initial conversion price of such note. The exercise price of the warrant shall equal the average of the closing bid prices for our common stock for the ten consecutive trading days ending the trading day prior to the date the corresponding note is issued. The exercise price of the warrants shall adjust for stock splits, recapitalizations, recombinations and stock dividends. The exercise price of the warrants shall also be reduced pursuant to a fully-weighted average adjustment in the event we issue securities without consideration or for a consideration per share of less than the then-applicable exercise price of such warrant. Notwithstanding the foregoing, any potential fully-weighted average adjustment to the exercise price of the warrant issued in the February Closing will not be effective, to the extent that such adjustment would not be in compliance with NASD Rule 4350(i), unless we receive stockholder approval of Proposal 1. Such ineffective adjustments to the exercise price, if any, shall be carried forward and shall be made upon approval of Proposal 1.

         After discussions with Nasdaq and to ensure that we will be in compliance with the 20% Rule, Oshkim agreed to restrictions on its ability to exercise the warrant issued in the February Closing. The warrant issued in the February Closing shall be exercisable only to the extent that shares issuable on exercise of the warrant, when aggregated with shares issuable on conversion of the note and warrant issued in the November Closing and the note issued in the February Closing, would not infringe the 20% Rule. The restrictions on Oshkim's ability to exercise the warrant shall terminate if we obtain approval of Proposal 1.

         In the event of a downward adjustment to the applicable exercise price of the warrants, more shares of our common stock will therefore be issuable upon subsequent exercise of the warrants than would be issuable prior to such adjustment. Stockholder approval being sought hereby will constitute consent to such issuance even if they cause the aggregate number of shares of our common stock issuable on exercise of the warrants to equal or exceed the number of shares permitted by the 20% Rule or Control Rule.

         Additionally, if the average of the closing bid prices of our common stock for any ten consecutive trading days is less than 75% of the then effective exercise price of a warrant (the "Adverse Market Price"), then the exercise price of the warrant will adjust to that ten-day average closing price. The number of shares issuable on exercise of the warrants will not be adjusted in connection with this adjustment to the purchase price. To exercise at the adjusted ten-day average closing price, KKP or Oshkim must give a notice to us during a period in which the ten-day average closing price remains equal to or below the Adverse Market Price and pay the exercise price to us within five days of the delivery of the notice.

Intellectual Property Security Agreement

         On November 9, 2001 we entered into the Security Agreement with KKP to secure the note and on February 14, 2002 entered into Amendment No. 1 to the Security Agreement to add Oshkim as a party. Pursuant to the Security Agreement, we granted to KKP and Oshkim a prior security interest in all of our rights to our trademarks, patents, trademark licenses, and patent licenses (unless prohibited expressly by the terms of the license), and any related proceeds from our trademarks or our patents. The Security Agreement prohibits us from entering into any license agreement that is inconsistent with the Security Agreement or is reasonably likely to have a material adverse effect on the security interests held by KKP and Oshkim. The Security Agreement also restricts our ability to sell or assign an interest in the patents, trademarks, patent licenses, or trademark licenses absent the prior written consent of KKP and Oshkim. The Security Agreement further provides that we will take steps to preserve ours rights in the patents, the trademarks, the patent licenses and the trademark licenses.

Letter Agreement

         On February 7, 2002, to address Nasdaq's concerns regarding whether we were compliant with the Insider Rule, we entered into a Letter Agreement with KKP (the "Letter Agreement"). The Letter Agreement provides that from its date of execution until the receipt of stockholder approval of the transactions under the Note Purchase Agreement (the "Restriction Termination Date"), KKP would not vote, sell, pledge, offer, dispose of or transfer any of the shares of our common stock issuable upon conversion of the note issued in the November Closing or exercise of the warrant issued in the November Closing. KKP may transfer shares under certain limited conditions. KKP also agreed that it would not receive any shares of our stock as a result of either a stock dividend or stock distribution on our common stock in the event that we pay any dividend or issue any stock distribution prior to the Restriction Termination Date.

Use of Proceeds

         We expect to use the net proceeds from the private placements for working capital and general corporate purposes.

Impact of the Issuance on Existing Stockholders

         If this proposal is approved, our existing stockholders will hold a smaller share of our outstanding capital stock and will have less influence on our affairs. Following the November and February Closings of the private placements described in this Proposal 1, KKP and Oshkim, together with their affiliated entities, was our largest stockholder, beneficially owning approximately 21.4% of our issued and outstanding shares of common stock and controlling approximately 21.4% of the total voting power of our outstanding capital stock (assuming conversion of the notes and exercise of the warrants issued in the

November and February Closings). Kevin Kimberlin, a member of our Board of Directors, is a partner in each of KKP and Oshkim. Accordingly, KKP, Oshkim, Mr. Kimberlin, and their affiliates may have significant influence over matters submitted to our stockholders.

         The issuance of shares of common stock upon the respective conversion and exercise of notes and warrants if issued at subsequent closings pursuant to the Note Purchase Agreement may result in a change in ownership as defined by
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Pursuant to Sections 382 and 383 of the Code, the annual use of our net operating losses ("NOLs") will be limited if there is a cumulative change of ownership (as that term is defined in Section 382(g) of the Code) of greater than 50% in the past three years. If a Section 382 ownership change occurs, there would be a substantial limitation on our ability to utilize our NOLs to offset future taxable income. As reported in our Form 10-K for the year ended December 31, 2000, we had approximately $147 million of NOL carryforwards at such time. There is no assurance, however, that we will generate taxable income in the future.

Interests of Certain Persons

         Mr. Kevin Kimberlin, a member of our Board of Directors, is an affiliate of each of KKP and Oshkim. Assuming the conversion and exercise, respectively, of the notes and warrants issued at the November and February Closings, KKP and Oshkim collectively with Mr. Kimberlin and his affiliates, would control approximately 21.4% of our voting power and will beneficially own significantly more of our voting power if the subsequent closings pursuant to the Note Purchase Agreement are completed.

         For information regarding the ownership interests of the above, please see "Security Ownership of Beneficial Owners and Management" below.

Dissenters' Rights

         Under Delaware law, stockholders are not entitled to dissenters' rights with respect to this Proposal 1.

Vote Required

         The affirmative vote of the holders of a majority of shares of our common stock present or represented by proxy at the Special Meeting, will be required to approve this Proposal 1. While it is not relevant to this vote because KKP and Oshkim had not converted the notes or exercised the warrants issued in the November and February Closings prior to the Record Date, Nasdaq has informed us that the votes of any shares issued or issuable to KKP or Oshkim pursuant to the Note Purchase Agreement shall be excluded from the vote on Proposal 1 pursuant to the NASD Rules.

    THE BOARD OF DIRECTORS, WITH MR. KIMBERLIN ABSTAINING, RECOMMENDS A VOTE
                          FOR APPROVAL OF PROPOSAL 1.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of February 12, 2002 as to shares of our common stock beneficially owned by: (i) each person who is known by us to own beneficially more than 5% of the our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation table set forth herein and (iv) all of our directors and executive officers as a group. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be. Unless otherwise indicated, the business address of each individual is 5935 Darwin Court, Carlsbad, California, 92008.


                                                     Shares       Percentage
                                                  Beneficially   Beneficially
                                                      Owned         Owned

                                                       (1)           (2)
                                                  ------------   ------------

           Kevin B. Kimberlin (3)(4)(5)..........   9,113,435       21.4%

           Dennis J. Carlo (5)(6)................   1,070,209        3.0%

           James B. Glavin (5)...................     247,403           *

           William M. Sullivan (5)...............     158,877           *

           Melvin Perelman (5)...................      91,996           *

           Howard Sampson (5)....................     190,475           *

           Alan S. Rosenthal (5).................      34,303           *

           All directors and executive officers
              as a group (7 persons)(7) .........  10,906,698       24.8%

---------------------

*        Less than 1%.

(1) To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the notes to this table.

(2) Percentage ownership is based on 35,572,099 shares of common stock outstanding as of February 12, 2002. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options, notes or warrants currently exercisable, or exercisable within 60 days after February 12, 2002, are deemed outstanding for computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Additionally, the notes and warrants issued in the November and February Closings are deemed outstanding for computing the percentage ownership of Mr. Kimberlin and for all of the directors and executive officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) The address of the principal place of business of each of Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership is c/o 535 Madison Avenue, 18th Floor, New York, New York 10022.

(4) Mr. Kimberlin's spouse held 35,000 shares of our common stock; a retirement account for the benefit of Mr. Kimberlin held 16,000 shares of our common stock; Kimberlin Family Partners, L.P., a Colorado limited partnership, of which Mr. Kimberlin is the general partner, held 227,916 shares of our common stock, Kevin Kimberlin Partners, L.P., of which the general partner is KKP Management LLC, a Nevada limited liability company, of which Mr. Kimberlin is the managing member, held 1,794,871 shares of our common stock. The amount shown also includes, (a) 1,733,703 shares of our common stock issuable on conversion of the promissory note held by KKP from the November Closing, (b) 1,733,703 shares of our common stock issuable on exercise of the warrant held by KKP from the November Closing, (c) 1,716,001 shares of our common stock issuable on conversion of the promissory note held by Oshkim from the February Closing and (d) 1,716,001 shares of our common stock issuable on exercise of the warrant held by Oshkim from the February Closing. Mr. Kimberlin, as of February 14, 2002, may be deemed to be the beneficial owner of 9,113,435 shares representing 21.4% of the class, based on the 35,572,099 shares of our common stock outstanding as of February 12, 2002.

(5) The amounts shown include shares which may be acquired currently or within 60 days after February 12, 2002: Dr. Carlo, 679,292 shares; Mr. Glavin, 228,246 shares; Mr. Kimberlin, 140,240 shares; Mr. Sullivan, 140,177 shares; Dr. Perelman, 91,996 shares; Mr. Sampson, 190,475 shares; and Dr. Rosenthal, 34,303 shares.

(6) Includes 16,651 shares held in trust for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power. Includes 12,019 shares which Dr. Carlo's wife may acquire currently or within 60 days after February 12, 2002, as to which he disclaims beneficial ownership.

(7) Includes as outstanding an aggregate of 1,504,729 shares which may be acquired by directors and officers currently or within 60 days after February 12, 2002 pursuant to the exercise of options and an aggregate of 6,899,408 shares which may be acquired by directors and officers currently or within 60 days after February 14, 2002 pursuant to the exercise of warrants or conversion of promissory notes. Also, includes 32,651 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power and 12,019 shares which may be acquired by Dr. Carlo's wife currently or within 60 days after February 12, 2002 pursuant to the exercise of options.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth the compensation for services provided to us in all capacities for the fiscal years ended December 31, 1999, 2000 and 2001, by those persons who were, respectively, at December 31, 2001 (i) our Chief Executive Officer, and (ii) our other most highly compensated executive officer whose total annual salary and bonus for fiscal year 2001 exceeded $100,000 (the "Named Officers").

                                                                 Summary Compensation Table

                                                                                             Long-Term
                                                       Annual Compensation                  Compensation
                                        ------------------------------------------------       Awards
                                                                                            ------------
                                                                             Other           Securities    All Other
                                                                             Annual          Underlying    Compensa-
Name and Principal Position             Year   Salary ($)     Bonus ($)  Compensation ($)    Options (#)   tion ($)(1)(2)(3)
----------------------------------------------------------------------------------------------------------------------------

Dennis J. Carlo......................   2001    395,040             --        --                38,471       18,246
President and Chief Executive Officer   2000    413,852        150,926        --               486,300       16,418
                                        1999    358,796        162,868        --                69,598       17,258

Howard Sampson.......................   2001    229,223             --        --                    --        4,773
Vice President, Finance, Chief          2000    242,000         62,000        --               163,650        4,393
Financial Officer, Secretary            1999    144,702             --        --               185,612        1,771
and Treasurer(4)

---------------

(1) During fiscal year 2001, we made contributions under the 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,400 each; and made contributions under our long-term disability insurance plan for Dr. Carlo of $9,177. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $6,669 and $2,373, respectively.

(2) During fiscal year 2000, we made contributions under the 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,400 each; and made contributions under our long-term disability insurance plan for Dr. Carlo of $8,366. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $5,652 and $1,993, respectively.

(3) During fiscal year 1999, we made contributions under the 401(k) Plan for Dr. Carlo and Mr. Sampson of $2,500 and $1,510, respectively; and made contributions under our long-term disability insurance plan for Dr. Carlo of $9,750. We also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo and Mr. Sampson were $5,008 and $261, respectively.

(4) Mr. Sampson joined us as Executive Director, Finance and Controller in April 1999 and was appointed Vice President, Finance and Chief Financial Officer in June 1999.

Compensation of Directors

         As part of an overall company-wide effort to reduce spending, the Board voted in June of 1999 to forego monetary compensation for their services. On November 14, 2000, the Board voted to grant outside directors an election to receive either cash or options to purchase common stock of the Company in lieu of director fees for the period of January 1, 2000 to December 31, 2002. The outside directors elected to receive stock options to purchase common stock of the corporation in lieu of director fees for the period of January 1, 2000 to December 31, 2002. During 2001, the outside directors as a group received options to purchase a total of 335,530 shares of our common stock in lieu of monetary compensation for the three years, covering 2000 through 2002. Directors are reimbursed for their expenses for each meeting attended.

         On November 14, 2000, the Board of Directors voted to merge and consolidate the 1990 Directors' Stock Option Plan of The Immune Response Corporation (the "Directors' Plan") with the 1989 Stock Plan, referred to as the 1989 Stock Plan, as amended, for purposes of discussion herein. As a result, directors who never have been our employees now receive options to purchase 25,000 shares of our common stock upon election or appointment to the Board of Directors pursuant to the 1989 Stock Plan. These options have exercise prices equal to the fair market value of the common stock on the date of grant. They vest in four annual installments on each of the first four anniversaries of the date of grant, and if held for at least six months, vest in full upon the nonemployee director's retirement, death or disability. The 1989 Stock Plan, as amended, provides that each nonemployee director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 6,250 shares of our common stock with a one-year vesting period.

         In September 2001, we renewed our consulting agreement with Mr. Glavin which provides that Mr. Glavin will use reasonable efforts to furnish consulting services to us in return for an annual fee of $48,000. For consulting services rendered in 2001, Mr. Glavin was paid $48,000.

Compensation Committee Interlocks and Insider Participation

         For our fiscal year ended December 31, 2001, Messrs. Sullivan, Kimberlin and Perelman served as the members of our Compensation Committee. Mr. Sullivan was formerly the Chairman of the Board of Directors from March 1987 to May 1993. Mr. Kimberlin was formerly our Secretary from November 1986 to September 1989. None of our executive officers had any "interlock" relationship to report during our fiscal year ended December 31, 2001.

Change in Control Arrangements

         Our 1989 Stock Plan, as amended, provides that in the event of a merger or reorganization, we shall either continue outstanding options granted under the 1989 Stock Plan, as amended, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent. Outstanding employee stock option agreements entered into pursuant to the 1989 Stock Plan, as amended, provide for the automatic vesting of employee stock options in the event of a change in control. Future employee stock option agreements and common stock purchase agreements entered into pursuant to the 1989 Stock Plan, as amended, will contain similar provisions unless otherwise determined by the Option Committee. Options granted to directors who were never our employees upon election to the Board and at each Annual Meeting of the Stockholders also vest in the event that we are subject to a change in control.

Pension and Long-Term Incentive Plans

         We have no pension or long-term incentive plans.

                                  STOCK OPTIONS

         The following tables summarize option grants to and exercises by our Chief Executive Officer and the Named Officer, and the value of the options held by such persons at the end of fiscal 2001. We do not grant Stock Appreciation Rights.

                                                   Option Grants in Fiscal Year 2001

                                                          Individual Grants
                               -----------------------------------------------------------------------
                                    Number of            % of Total
                                    Securities            Options
                                    Underlying           Granted to       Exercise or
                                     Options            Employees in       Base Price      Expiration         Grant Date
                                  Granted(#)(1)        Fiscal Year(2)       ($/Sh)(3)        Date(4)     Present Value($)(5)
                                  -------------        --------------     -----------      ----------    -------------------

Dennis J. Carlo...........           38,471                 5.08             3.983           4/20/11            57,564

Howard Sampson............               --                   --                --                --                --

---------------

(1) The option granted on April 20, 2001 was 100% vested on the date of grant.

(2) We granted options representing a total of 757,577 shares of our common stock to employees in 2001.

(3) The exercise price on the date of grant was equal to 242% of the fair market value on the date of grant.

(4) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(5) The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001: risk free interest rate of 4.62%, expected option life of five years, expected volatility of 1.16 and a dividend rate of zero. Option valuation using a Black-Scholes-based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of our common stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with us, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved.

             Option Exercises in Fiscal Year 2001 and Option Values
                           at End of Fiscal Year 2001

                                                                         Number of
                                                                   Securities Underlying          Value of Unexercised
                                                                   Unexercised Options at       In-the-Money Options at
                                                                    End of Fiscal 2001(#)       End of Fiscal 2001($)(1)
                                   Shares                          ----------------------       ------------------------
                                  Acquired          Value
                               on Exercise(#)    Realized($)      Exercisable/Unexercisable     Exercisable/Unexercisable
                               --------------    -----------      -------------------------     -------------------------
Dennis J. Carlo..........            --              --             634,333        378,455          --             --

Howard Sampson...........            --              --             168,132        181,130          --             --

----------------

         (1) Calculated on the basis of the fair market value of the underlying securities at December 31, 2001, the fiscal year end ($1.34 per share), minus the exercise price.

                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

Overview and Philosophy

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations with respect to our executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer ("CEO") and all executive officers. The Committee has available to it an outside compensation consultant and access to independent compensation data. The consultant provides input to assure compensation is consistent with market conditions.

         We have a history of using a traditional total compensation program that consists of cash and equity-based compensation. The Committee has developed a compensation policy which allows us to attract and retain key employees, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because our products are still in either development or clinical testing phases, and we have not yet realized any significant revenues or product sales. The Committee has based its decisions upon the following three principal compensation elements:

         o Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflects the individual's performance with us over time.

         o Annual bonuses tied to the achievement of corporate and individual performance objectives and our stock performance.

         o Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and our stockholders.

Executive Officer Compensation Program Components

         The Committee reviews our compensation program to ensure that salary levels and incentive opportunities are competitive and reflect our performance. Our compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental long-term disability insurance and life insurance.

Base Salary

         We establish base salary levels for executive employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market in the biotechnology industry at a similar stage of product development comparable to us and at other companies which compete with us for executive talent. Base salary levels for 2001 for our executive officers were based on the concept of pay for performance. Extensive salary survey data is available on the industry (for example, the annual "Biotechnology Compensation and Benefits Survey" conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by the Committee in establishing annual base salaries. Generally, we set our competitive salary for an executive officer position at the median level compared to those companies surveyed. This level may be adjusted to place the executive officer above or below the median level of the companies surveyed, according to that officer's overall experience and individual performance, corporate performance and progress in the immediately-preceding year, specific issues which are relevant to us and general economic conditions. Overall individual performance is measured against short-term business goals, long-term strategic goals, development of employees and the fostering of teamwork and our other values. The base salary of the CEO and all other executive officers is reviewed annually.

Annual Incentive Compensation

         Annual cash bonus payments are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to our annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 2001, there were no bonus payments.

         The achievement of corporate goals by executive officers is evaluated by the CEO, the results of which are submitted to the Committee for review and approval. Bonus payments for the CEO are evaluated and approved by the Committee after its review of the CEO's achievement of corporate goals.

Stock Option Program

         To conserve our cash resources and to align the interests of the executive officers with the stockholders, we place special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under our stock option plan, options are granted at the fair market value on the date of grant, generally vest over a four year period and have a term of ten years. All employees were granted a three-year option award for the years 2001 through 2003 that were based on salary level, position, and performance. All employees, including executive officers and Directors, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Committee's intent that the best interests of stockholders and executives will be closely aligned and provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Based on external surveys, mentioned previously, the amount of option grants to each executive officer in 2000 for the three-year period were competitive to similar positions in the biotechnology industry.

Discussion of 2001 Compensation for the Chief Executive Officer

         Dr. Dennis J. Carlo is our President and CEO. Additionally, as a result of corporate restructuring in October 1999 during which we announced that our Chief Operating Officer and Vice President of Research and Development would be leaving us. Since that time, Dr. Carlo has been acting as the Chief Scientific Officer and has taken over much of the Chief Operating Officer duties.

         During 2001, Dr. Carlo's salary of $395,040 was based on individual and corporate performance and was consistent with the updated industry data for base salaries of CEOs at biopharmaceutical companies at a development stage comparable to our stage of development. Dr. Carlo's bonus and future salary increases, if any, will be based upon successful completion of corporate goals, including the advancement of clinical trials, the recruitment of business and scientific collaborations and the successful commercial market introduction of products under development. Dr. Carlo's annual compensation is calculated to be commensurate with the average salaries paid by other companies in the biotechnology industry which are within the survey information available.

         In October 2000, Dr. Carlo and our other officers and vice presidents were granted a three-year option award for the years 2001 through 2003, which vests ratably over a five-year period except for certain acceleration provisions provided for achievement of predetermined milestones. In April 2001, Dr. Carlo was granted an option to purchase 38,471 shares of common stock that was 100% vested on the date of grant. This was a replacement grant for an option that expired unexercised at the end of ten years.

         Although all of our objectives were not met in 2001, and recognizing our share price remained volatile, the Committee believes that Dr. Carlo made significant efforts in 2001 directed toward establishing a sound base for enhancing stockholder value. The Committee recognizes that our operations resulted in a net loss and expects that losses will continue until one or more of the disease treatments under development is commercialized.

Miscellaneous

         Section 162(m) of the Internal Revenue Code was enacted in 1993 and became effective in 1994. Section 162(m) disallows the deductibility by us of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. In 1994, the Board of Directors approved the amendment of our 1989 Stock Plan to, among other things, qualify for exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1989 Stock Plan.

         This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference, and shall not otherwise be deemed filed under such Acts.



Compensation Committee of the Board of Directors

         Kevin B. Kimberlin
         Melvin Perelman
         William M. Sullivan

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of our common stock with the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index")1 over a five-year period. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of our common stock.

 [THE FOLLOWING TABLE IS RESPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

                                12/31/1996   12/31/1997     12/31/1998   12/31/1999   12/29/2000    12/31/2001
                                ----------   ----------     ----------   ----------   ----------    ----------
The Immune Response                $100.00      $134.85        $131.82       $52.66       $31.82        $16.24
Corporation
Nasdaq Composite                    100.00       122.07         169.07       315.19       190.19        149.94
Nasdaq Pharmaceutical               100.00       103.05         130.81       246.64       307.65        262.17

         Assumes a $100 investment on December 31, 1996 and subsequent reinvestment of dividends in each of our common stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.


-------------
1        The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within
SIC code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080.

                                  OTHER MATTERS

         We know of no other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgement of the persons voting the proxies.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2002 Annual Meeting of Stockholders must have been received by us not later than January 14, 2002 in order to be considered for inclusion in the proxy materials for that meeting.

         Our bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at our next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at our executive offices not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting of 2002; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

         Whether you intend to be present at the Special Meeting or not, we urge you to return your signed proxy promptly.

                                    By Order of the Board of Directors


                                    /s/ HOWARD SAMPSON


                                    Howard Sampson
                                    Vice President, Finance,
                                    Chief Financial Officer, Secretary and
                                    Treasurer
February __, 2002

PROXY                                                                     PROXY


                         THE IMMUNE RESPONSE CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 For Special Meeting to be Held on April 2, 2002

         The undersigned stockholder of The Immune Response Corporation (the "Company") acknowledges receipt of Notice of the Special Meeting of Stockholders and Proxy Statement, each dated February __, 2002, and the undersigned revokes all prior proxies and appoints Dennis J. Carlo and Howard Sampson, or each of them, proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held at 5935 Darwin Court, Carlsbad, California, 92008 at 9:00 a.m. Pacific Time on April 2, 2002, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1. To approve for the purposes of the NASD Rules 4350(i)(1)(A), 4350(i)(1)(D) and 4350(i)(1)(B) the issuance of the Company's common stock issuable on the conversion or exercise, respectively, of notes and warrants previously sold, and proposed to be sold, pursuant to the note purchase agreement with Kevin Kimberlin Partners, L.P. and Oshkim Limited Partnership as described in the accompanying Proxy Statement.

         [ ]    FOR               [ ]    AGAINST              [ ]    ABSTAIN


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


The Board of Directors, with Mr. Kimberlin abstaining, unanimously recommends a vote FOR Proposal 1.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSAL 1.


                           THE IMMUNE RESPONSE CORPORATION
                           Special Meeting of Stockholders April 2, 2002


                           Dated this ________ day of ________, 2002


                           -----------------------------------------------
                                     (Signature of Stockholder)


                           -----------------------------------------------
                                     (Signature of Stockholder)

                           Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

Please Mark, Sign, Date and Mail This Proxy Card Promptly, Using the Enclosed Envelope


                                      -2-